Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement of LeddarTech Holdings Inc. on Form F-1 (the “Registration Statement”), filed December 9, 2024, of our report dated January 29, 2024, with respect to the consolidated financial statements of LeddarTech Inc. for the year ended September 30, 2023, which appears in the Registration Statement.

/s/ Richter LLP

Montréal, Québec, Canada
December 9, 2024

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